Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF HAYNESVILLE ACQUISITION

DALLAS, TEXAS, July 12, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has closed its previously announced acquisition of producing and undeveloped oil and gas assets in the Haynesville shale formation (“Haynesville”) from subsidiaries of Chesapeake Energy Corporation for total consideration of approximately $288 million in cash, subject to customary post-closing purchase price adjustments. The acquisition had an effective date of January 1, 2013.

EXCO financed the Haynesville acquisition under the Company’s existing credit agreement. The Haynesville acquisition is subject to an affiliate of BG Group plc.’s preferential right to acquire 50% of the Haynesville properties.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman and Chief Executive Officer, Douglas H. Miller, or its President and Chief Operating Officer, Harold L. Hickey, or its Executive Vice President and Chief Financial Officer, Mark F. Mulhern, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the conditions to closing the transactions contemplated by the definitive purchase agreements may not be met or the anticipated benefits from the proposed transactions may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.